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                                                                  Ex-99. (j)(A)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Intermediate-Tax Free Fund dated August 21, 2006, the Capital Growth Fund dated September 20, 2006, the Asia Pacific Fund dated November 21, 2006, the Small Cap Value Fund, Discovery Fund, Mid Cap Disciplined Fund and the Small/Mid Cap Value Fund dated December 19, 2006, incorporated herein by reference, a total of seven funds of the Wells Fargo Funds Trust, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 31, 2007